Exhibit 99.1

MEMORANDUM

TO:	Directors and Executive Officers of 1st Constitution Bancorp
FROM:	Dorine M. Nicol, Director of Human Resources & Senior Vice President
DATE:	February 8, 2019
RE:	Notice of Blackout Period

This notice is to inform you of significant restrictions on your ability to trade in shares of 1st Constitution Bancorp (the “Company”) common stock, no par value (“Common Stock”), during an upcoming blackout period that will apply to the 1st Constitution Bank 401(k) Retirement Savings Plan (the “401(k) Plan”).

This blackout period is necessary to transfer the assets, recordkeeping and other services related to the 401(k) Plan from Newport Group, Inc. to Principal Financial Group, Inc.

The blackout period will begin on February 19, 2019, at 4:00 p.m., and end no later than March 19, 2019 (the “Blackout Period”). However, the Blackout Period may be extended due to events that are beyond the control of the Company, and you will be notified of any changes that affect the dates of the Blackout Period. During the Blackout Period, participants in the 401(k) plan will be temporarily unable to (i) make changes to their individual accounts, (ii) direct or diversify investments in their individual accounts, and/or (iii) take certain withdrawals, loans or distributions from the 401(k) Plan.

In addition, your ability to trade in Common Stock is affected by the Blackout Period. Under the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission (“SEC”) rules, during the Blackout Period, all directors and executive officers are, with limited exceptions, prohibited from purchasing, selling or otherwise acquiring or transferring any equity security of the Company acquired in connection with their service or employment as a director or executive officer. The term “equity security” is defined broadly to include Common Stock, options and other derivatives. Transactions covered by this trading restriction are not limited to those involving your direct ownership, but also include transactions by third parties in Company equity securities in which you may have a pecuniary interest (for example, transactions by your immediate family members living in your household).

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have any questions concerning this notice or the Blackout Period, including when the Blackout Period has started or ended, please feel free to call me at (609) 578-4415 or at dorine@1stconstitution.com.